Exhibit 5.1

April 27, 2007
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: (714) 540-1235 Fax: (714) 755-8290
www.lw.com

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File No. 037548-0024

Skilled Healthcare Group, Inc.
27442 Portola Parkway, Suite 200
Foothill Ranch, California 92610

Re:	Registration Statement No. 333-137897; 19,166,666 shares of Class A Common Stock, par value $0.001 per share
Ladies and Gentlemen:
     We have acted as special counsel to Skilled Healthcare Group, Inc., a Delaware corporation (the “Company”), in connection with the proposed sale of up to 19,166,666 shares of the Company’s class A common stock, $0.001 par value per share (“Class A Common Stock”) (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b), the “Shares”). The Shares are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 10, 2006 (File No. 333-137897), as amended (the “Registration Statement”). The Shares include (i) up to 8,333,333 Shares offered by the Company (the “Company Shares”) and (ii) up to 10,833,333 Shares (including up to 2,500,000 shares subject to the underwriters’ over-allotment option) (the “Selling Stockholder Conversion Shares”) offered by the selling stockholders listed in the selling stockholders’ table of the Registration Statement (the “Selling Stockholders”). The Selling Stockholder Conversion Shares are issuable either (1) upon (a) the conversion of shares of the Company’s Class A preferred stock, par value $0.001 per share, into shares of the Company’s Class B common stock, par value $0.001 per share (the “Class B Common Stock”) and (b) the conversion of such shares of Class B Common Stock into shares of Class A Common Stock or (2) upon the conversion of shares of Class B Common Stock held by the Selling Stockholders into shares of Class A Common Stock (either of the foregoing (1) and (2), the “Conversions”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Shares.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining

April 27, 2007

herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
     1. When the Company Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the form of underwriting agreement most recently filed as an exhibit to the Registration Statement, the Company Shares will have been duly authorized by all necessary corporate action of the Company, and the Company Shares will be validly issued, fully paid and nonassessable.
     2. When the Conversions have been effected in accordance with the terms of the Company’s Restated Certificate of Incorporation, as amended, and the Selling Stockholder Conversion Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, the Selling Stockholder Conversion Shares will have been duly authorized by all necessary corporate action of the Company, and the Selling Stockholder Conversion Shares will be validly issued, fully paid and nonassessable.
     In rendering the foregoing opinions, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) with respect to the Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ LATHAM & WATKINS LLP